FOR RELEASE                                 CONTACT: Chris Morris
November 13, 2006                                    Executive Vice President
4:30 p.m. Central Time                               Chief Financial Officer
                                                     (972)258-4525

CEC ENTERTAINMENT, INC. PROVIDES UPDATE ON REVIEW OF STOCK OPTION GRANTING PRACTICES AND ANNOUNCES INTENT TO ADJUST PREVIOUSLY ISSUED FINANCIAL STATEMENTS

IRVING, TEXAS - CEC Entertainment, Inc. (NYSE:"CEC") today announced that it will restate certain of its prior period financial statements to correct accounting errors related to stock-based compensation. Accordingly, investors should not rely on the Company's historical financial statements.

As previously announced, the Company and the Audit Committee are reviewing guidance regarding stock option granting practices recently published by the SEC, and are continuing to evaluate the determination of the appropriate accounting measurement dates, as well as the amount of compensation charges and the resulting tax impact. Although this review is still in progress, the Company currently estimates the cumulative pre-tax financial impact of recording additional charges associated with stock option grants from 1989 through 2005 is likely to be in the range of $20 to $30 million.

The Company will continue to work diligently (a) to determine the correct amount of additional charges for equity-based compensation, (b) to determine the related tax consequences to the Company and its employees, as well as available remedial actions, and (c) to file its quarterly reports for the second and third quarters ended July 2, 2006 and October 1, 2006, respectively, as well as certain amended financial reports required to be filed with the SEC, as soon as practicable.

Certain statements in this press release, other than historical information, may be considered forward-looking statements, within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on CEC's operating results, performance or financial condition are the potential accounting, financial, tax and other impact of the Company's ongoing review of its stock option granting practices and restatement of historical financial statements; the Company's ability to implement its growth strategies; national, regional and local economic conditions affecting the restaurant/entertainment industry; competition within each of the restaurant and entertainment industries; success of its franchise operations; negative publicity; health epidemics or pandemics; acts of God; terrorists acts; litigation; demographic trends; fluctuations in quarterly results of operations, including seasonality; government regulations; weather; school holidays; increased commodity, utility, insurance, advertising and labor costs.

CEC Entertainment, Inc. operates a system of 524 Chuck E. Cheese's restaurants in 48 states, of which 479 are owned and operated by the Company.